Exhibit 99.2

Newbridge Acquisition Limited Announces Closing of $57.5 Million Initial Public Offering

HONG KONG, CHINA, Feb. 02, 2026 (GLOBE NEWSWIRE) -- Newbridge Acquisition Limited (NASDAQ: NBRGU) (the “Company”) announced today that it closed its initial public offering of 5,750,000 units, including 750,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. Each unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-eighth (1/8) of one Class A ordinary share upon the consummation of an initial business combination. The offering was priced at $10.00 per unit, resulting in aggregate gross proceeds to the Company of $57,500,000.

The units are listed on the NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “NBRGU” on January 30, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the ticker symbols “NBRG” and “NBRGR,” respectively.

Kingswood Capital Partners, LLC acted as the sole book running manager in the offering. Loeb & Loeb LLP served as legal counsel to the Company. Greenberg Traurig, LLP served as legal counsel to Kingswood Capital Partners, LLC. Forbes Hare served as British Virgin Islands legal counsel to the Company.

A registration statement on Form S-1, as amended (File No. 333-289966), relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on September 30, 2025. The post-effective amendment to the registration statement was declared effective by the SEC on December 18, 2025. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Kingswood Capital Markets, LLC, 126 E 56th Street, Suite 22S, New York, NY 10022, or by email at ttian@kingswoodus.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newbridge Acquisition Limited

Newbridge Acquisition Limited is a blank check company incorporated as a British Virgin Islands business company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the expected trading of its Class A ordinary shares and rights on the Nasdaq Capital Market, and the anticipated use of the net proceeds from the offering. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Yongsheng Liu

winstonca@163.com
Newbridge Acquisition Limited
Unit B 17/F, Success Commercial Building,

245-25, Hennessy Road, Wanchai, Hong Kong